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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-113604

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus Supplement to Prospectus Dated August 11, 2004

Subject to Completion, Dated November 29, 2005

3,800,000 Shares

Common Stock

This is a public offering of common stock of Witness Systems, Inc. We are offering 3,800,000 shares of our common stock. Our common stock is listed on the Nasdaq National Market under the symbol "WITS." On November 28, 2005, the last reported sale price of our common stock was $20.77 per share.

Investing in our common stock involves risk. See "Risk Factors" beginning on page S-10 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to Witness Systems, Inc.	$	$

We have granted the underwriters the right to purchase up to 570,000 additional shares of common stock to cover over-allotments.

Deutsche Bank Securities

SG Cowen & Co.	Thomas Weisel Partners LLC
Raymond James	ThinkEquity Partners LLC

The date of this prospectus supplement is November 29, 2005.

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of our common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

        We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, those representations, warranties or covenants were accurate only as of the date when made. Accordingly, the representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

        You should rely only on the information contained in this prospectus supplement and contained, or incorporated by reference, in the accompanying prospectus. Neither we nor the underwriters have authorized anyone to provide you with information that is different. The information contained in this prospectus supplement and contained, or incorporated by reference, in the accompanying prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the section entitled "Where You Can Find More Information" in this prospectus supplement.

        We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of our common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of our common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

        Unless otherwise stated, all references in this prospectus to "Witness Systems," "we," "us," "our" and similar designations refer to Witness Systems, Inc. and its subsidiaries.

        "Impact 360" is a trademark, and the Witness logo and "eQuality" are registered trademarks, of Witness Systems, Inc. in the United States and other countries. All other trademarks mentioned in this document are the property of their respective owners.

PROSPECTUS SUPPLEMENT SUMMARY

        The following summary contains basic information about the offering. It may not contain all of the information that is important to you. This prospectus supplement includes or incorporates by reference information about this offering, our business, and our financial and operating data. You should carefully read the entire prospectus supplement, including the risk factors, the accompanying prospectus, and the documents incorporated by reference. Unless otherwise indicated, the information in this prospectus supplement assumes that the underwriters' over-allotment option is not exercised.

Witness Systems

        We are a leading provider of workforce optimization software and services that enable companies to optimize workforce performance in their customer service operations. Our Impact 360 solution consists of software products and services designed to optimize the workforce, processes and technology involved in the customer service function. These solutions may be deployed throughout a customer's enterprise—including in contact centers, back offices and branch offices—to enable the customer to capture information derived from contacts with its customers, analyze the information in relation to key performance indicators, act upon the information to improve the overall customer experience, and manage the staffing, training and performance measurement of its personnel involved in all aspects of customer service.

        Our Impact 360 solution is an integrated offering of software products that provide comprehensive workforce optimization functionality, including quality monitoring and high-volume compliance recording, workforce management, performance management and electronic learning, or e-learning. Our quality monitoring products record multimedia interactions, including traditional voice, Web chat and email, based on user-defined business rules to enable our customers to evaluate the performance of their customer service representatives, or CSRs, wherever they may be located in the enterprise. Our high-volume compliance applications are designed to record 100% of the voice conversations between CSRs and customers for purposes such as compliance recording and sales verification. Our workforce management products enable our customers to develop strategic staffing plans, deploy skilled resources and evaluate productivity of CSRs. Our performance management applications provide comprehensive analytics, including performance scorecards, and reports of customer interaction and CSR performance. Our e-learning applications deliver ongoing training tailored to CSR needs and competencies. We also provide consulting and implementation services, training and support to customers that use our software products.

        We have more than 2,000 customers, including more than 60 Fortune 100 companies. Our solutions are used in a wide variety of industries worldwide, including financial services, communications services, manufacturing, utilities, retail, transportation, travel and outsourcing. We market and sell our products through both our direct sales force and through indirect channels. Our indirect sales channel includes reseller, distributor, original equipment manufacturer or OEM, and similar arrangements with key vendors in the contact center workforce optimization market, such as Avaya, Cisco, Nortel and Siemens. We also have strategic relationships with systems integrators, including Accenture, British Telecommunications, CapGemini and EDS.

Industry Background and Trends

        The workforce optimization solutions market has evolved in recent years to address the increasing challenges faced by enterprises in managing their customer service activities effectively. The overall goal of workforce optimization in the customer service function is to enable companies to balance the competing objectives of maximizing customer satisfaction and increasing revenue, while at the same time controlling customer service costs. Customer contact centers, help desks, and billing and order fulfillment departments regularly represent the key focal points for personal interaction between a business and its customers, making the effectiveness of the CSRs critical to the overall success of the business.

        We believe several key trends are driving the workforce optimization market, including:

        Voice over Internet Protocol, or VoIP, technologies.    The convergence of voice and data communications technologies, most notably through the rapid adoption of VoIP, is changing the landscape of telecommunications infrastructure. VoIP, or IP telephony, is a software-based technology that enables the conversion of voice communications into data packets that can be routed over any IP-based network, as opposed to traditional circuit-switched voice transmission lines. Many companies are replacing legacy analog voice infrastructures in their contact centers with VoIP telephony infrastructure to realize the many benefits of IP-based communications, including reduced costs and enablement of advanced business communication applications. These equipment upgrades typically require new deployments of workforce optimization solutions designed to support IP environments. VoIP applications also permit the customer service function to extend beyond traditional contact centers by facilitating easier access to customer interaction information.

        Software solutions running on open systems.    Organizations are increasingly seeking to deploy information technology and business software applications based on open standards that run on commercially available, non-proprietary hardware. The use of open systems, as opposed to applications that run on proprietary hardware systems offered by a single vendor, generally provides for lower cost of ownership and greater flexibility in their information technology infrastructures.

        Integration of workforce optimization applications.    Increasingly, companies worldwide are seeking an integrated offering of workforce optimization applications, including quality monitoring and high-volume compliance recording, workforce management, performance management and e-learning. By integrating these applications, an enterprise can reduce costs by eliminating duplicative hardware, streamlining implementation and reducing administration requirements. Integration also makes the applications easier to use through a single unified graphical user interface. Most important, by integrating these applications under one framework, enterprises gain the ability to manage their workforce performance in a closed loop, including evaluating and analyzing complete customer interactions through multiple media, identifying opportunities and performance gaps, scheduling personnel based on strengths and weaknesses, applying targeted instruction for continuous improvement, integrating instruction into a workforce schedule, and compensating employees based on actual performance.

        Increasing complexity of customer service operations.    Customer service operations at many organizations have become increasingly complex, driven by the demand for highly available and effective customer service. For example, contact centers have become the primary points of customer contact for organizations, as the contact centers have evolved from providing solely inbound customer support to handling support, service, sales, bill payment and numerous other customer interactions. Organizations are facilitating customer service interactions across multiple media, including traditional voice, Web chat, instant messaging, guided browser sessions and e-mail, challenging organizations to maintain a consistently high level of customer service across all media channels. Moreover, as a result of recent trends toward offshore and outsourced contact center operations, managing and optimizing the quality of customer interactions has become more important, and more difficult, than ever.

Impact 360

        Impact 360, our integrated workforce optimization solution, enables organizations to capture, analyze and act on cross-functional information concerning workforce performance, customer interactions and customer service processes. Impact 360 offers a unified framework for workforce optimization that provides organizations a holistic view of performance and enables them to leverage this information to provide more effective and efficient customer service. Our solutions framework supports both traditional time division multiplexing, or TDM, switch environments and IP telephony environments and executes on standard operating systems and hardware platforms.

        The integrated components of our workforce optimization solution encompass quality monitoring and high-volume compliance recording, workforce management, performance management and e-learning. Impact 360 is available as a fully integrated solution, in specific packages or as separate applications. Impact 360 provides numerous benefits to our customers, including reduced infrastructure costs, rapid implementation and central administration. More importantly, shared access to information across all functions in the customer service value chain enables our customers to make informed decisions that can generate cost savings, improve decision making and increase competitive advantages. We also offer related consulting and implementation services, training and support.

        The components of our solution include:

  •
  Quality monitoring and high-volume compliance recording.    Our recording solutions enable the recording of a CSR's multimedia interactions with a customer through traditional voice, Web chat, instant messaging, guided browser sessions and e-mail. The CSR's voice interaction with a customer can be synchronized with the CSR's corresponding computer desktop activities, such as data entry, screen navigation and data retrieval, for review and analysis by supervisors. Quality monitoring selectively records interactions based on user-defined business rules, while high-volume compliance recording stores all interactions between an organization's CSRs and its customers for purposes such as compliance recording and sales verification. Our solutions enable companies to evaluate the performance of CSRs, analyze the effectiveness of supporting systems and enhance the quality of service being delivered.

  •
  Workforce management.    Our workforce management solutions simplify the task of forecasting and scheduling, enabling contact centers to balance cost, service level and agent preferences. Users can analyze historical data to forecast future interaction volumes and service handle times in order to schedule the optimal number of agents, with the required skill sets at the necessary times. As a result, organizations can reduce costs by staffing appropriately to meet workload, drive business growth, and improve employee effectiveness and retention.

  •
  Performance management.    Our performance management solutions provide comprehensive analysis of customer interaction and CSR performance. Leveraging performance scorecards with industry-accepted and user-defined key performance indicators, these solutions combine data derived from our evaluation application with data from other business systems, such as customer relationship management software, enterprise resource planning software and integrated telephony applications. Our solution also offers data visualization, search capabilities and speech analytics. Using our solutions, supervisors can obtain a quick, streamlined view of performance relative to strategic organizational objectives. The reporting, dynamic analysis and performance scorecard capabilities of these solutions provide organizations with business intelligence that can lead to increased revenue, heightened service quality and improved operational efficiencies.

  •
  E-learning.    Our e-learning solutions deliver ongoing training tailored to CSR competencies in order to achieve continuous performance improvement. The e-learning management software tracks training completion and compiles transcripts to enhance CSR skills. When the e-learning applications are integrated with other Impact 360 components, a supervisor can review a recorded customer interaction, evaluate the CSR's performance and prioritize customized training and lesson plans for the CSR. Our solution enables targeted learning content to be delivered directly to a CSR's desktop through a series of standardized lessons or customized lessons created from recorded interactions. E-learning can enable companies to reduce employee turnover and to build customer loyalty through a more highly skilled and motivated workforce.

Our Strategy

        Our objective is to be the leading provider of workforce optimization software and services to help global enterprises improve all aspects of customer service, from contact center customer interactions to remote and branch offices and underlying back office processes. Key elements of our strategy include the following:

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  Extend the breadth and depth of the Impact 360 solution.    We believe Impact 360 provides the most comprehensive, integrated offering of workforce optimization products designed to manage, analyze and improve the customer service function. We intend to continue investing in research and development to enhance the functionality, effectiveness and ease of use of our Impact 360 solution, as well as to expand the number of third-party applications with which our software can readily integrate.

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  Maximize sales to existing customers.    We have a large installed base of customers, many of which currently utilize only a subset of our workforce optimization products or have not deployed our products in all of their contact centers or elsewhere throughout their customer service operations. We believe these customers represent a significant opportunity for us to generate additional sales of complementary products and services. Impact 360 has been designed to enable cross-selling and upselling of additional products to customers already utilizing our software. During the first nine months of 2005, approximately 73% of our license revenue was generated by sales to existing customers.

  •
  Capitalize on the growing adoption of VoIP.    Our Impact 360 solution fully supports VoIP telephony infrastructure. As companies upgrade to VoIP telephony infrastructure in their customer service operations, they will typically need to upgrade their workforce optimization solutions. This dynamic provides us with a unique opportunity to displace competitive solutions with Impact 360, and we intend to aggressively pursue companies engaging in telephony infrastructure upgrades. In addition, because VoIP provides small and medium-sized businesses with a new opportunity to deploy workforce optimization solutions at a more reasonable price, we have the opportunity to sell Impact 360 to a segment of the market that has historically been unable to afford these solutions. In order to address this opportunity, we have created a version of Impact 360 specifically designed to meet the needs of small and medium-sized businesses.

  •
  Expand our indirect sales channel.    Historically, the majority of our sales have been driven by our direct sales force. In recent years, we have significantly bolstered our indirect sales channel through reseller, distributor and OEM arrangements with key hardware and service providers in the contact center market. For example, in 2003, we entered into an OEM relationship with Avaya under which Avaya bundles our workforce optimization software products with sales of its converged communications (TDM and IP) infrastructure hardware solutions. We recently announced a similar OEM agreement with Nortel. We are also seeking to expand our relationships with and among systems integrators. In addition to broadening our overall sales leverage, we believe these channel partnerships provide an efficient means to enable us to penetrate one of the fastest growing segments in the contact center industry, the small and medium-sized business segment.

  •
  Expand our business through strategic acquisitions.    We intend to pursue acquisitions of businesses, technologies and products that will complement our existing operations and enhance our position in the workforce optimization market. Since 2003, we have completed two significant acquisitions. In 2003 we acquired Eyretel, which strengthened our market presence internationally and expanded our capabilities in the compliance recording market, and in 2005 we acquired Blue Pumpkin Software, a leading provider of workforce management products.

Corporate Information

        Our principal executive offices are located at 300 Colonial Center Parkway, Roswell, Georgia 30076 and our telephone number is (770) 754-1900. We have other offices throughout the United States. We deliver our products and services internationally through our offices in Australia, Brazil, Canada, China, Germany, India, Japan, Mexico, the Netherlands, Singapore, South Africa and the United Kingdom. Our website address is www.witness.com. The information on our website is not a part of the prospectus.

The Offering

Common stock offered by Witness Systems	3,800,000 shares
Common stock to be outstanding after this offering	31,715,645 shares
Use of proceeds	For general corporate purposes, including working capital and potentially acquisitions of businesses, technologies or products complementary to our operations. See "Use of Proceeds."
Risk factors	You should read the "Risk Factors" section of this prospectus supplement for a discussion of factors to consider before deciding to purchase shares of our common stock.
Nasdaq National Market symbol	WITS

        The shares of our common stock to be outstanding after this offering is based on 27,915,645 shares outstanding as of November 28, 2005 and excludes 8,647,212 shares of common stock issuable upon the exercise of outstanding stock options at a weighted-average exercise price of $7.84 per share.

        Unless otherwise indicated, all information contained in this prospectus supplement assumes no exercise of the underwriters' over-allotment option.

Summary Consolidated Financial Data
(in thousands, except per share data)

        The following tables summarize our consolidated financial data. The consolidated financial data should be read in conjunction with our historical financial information and other information included or incorporated by reference in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes incorporated by reference in this prospectus. The consolidated financial data for the years ended December 31, 2002, 2003 and 2004 are derived from our audited consolidated financial statements and the consolidated financial data for the nine months ended September 30, 2004 and 2005, and as of September 30, 2005, are derived from our unaudited interim consolidated financial statements, which in each case have been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. The consolidated financial data for the nine months ended September 30, 2004 and 2005 include, in the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of such data, but are not necessarily indicative of future results. The non-GAAP financial measures are presented to supplement the consolidated statement of operations data prepared in accordance with GAAP, as described below under "Purpose and Reconciliation of Non-GAAP Financial Measures."

	Year Ended December 31,			Nine Months Ended September 30,
	2002	2003	2004	2004	2005
Consolidated Statement of Operations Data:
Revenue:
Product	$33,383	$46,238	$57,620	$41,965	$53,592
Services	34,303	61,799	83,715	60,662	80,887

Total revenue	67,686	108,037	141,335	102,627	134,479

Cost of revenue:
Product	1,132	11,580	13,784	10,361	13,803
Services	12,286	24,278	32,594	24,335	31,110

Total cost of revenue	13,418	35,858	46,378	34,696	44,913

Gross profit	54,268	72,179	94,957	67,931	89,566

Operating expenses:
Selling, general and administrative	40,439	60,003	65,051	47,663	63,019
Research and development	15,090	18,036	20,856	15,308	20,025
Merger related costs	—	7,865	498	675	3,643
Acquired in-process research and development charges	—	7,840	—	—	9,000

Total operating expenses	55,529	93,744	86,405	63,646	95,687

Operating income (loss)	(1,261)	(21,565)	8,552	4,285	(6,121)
Interest and other income, net	1,570	1,303	1,206	743	439

Income (loss) before provision for income taxes	309	(20,262)	9,758	5,028	(5,682)
Provision for income taxes	261	307	312	101	2,472

Net income (loss)	$48	$(20,569)	$9,446	$4,927	$(8,154)

Net income (loss) per share
Basic	$0.00	$(0.94)	$0.40	$0.21	$(0.30)
Diluted	$0.00	$(0.94)	$0.36	$0.19	$(0.30)
Weighted average shares outstanding:
Basic	22,626	21,991	23,361	23,035	26,938
Diluted	23,524	21,991	26,084	25,745	26,938
Non-GAAP Financial Measures:
Adjusted net income	$446	$2,274	$10,292	$6,814	$13,875
Adjusted net income per share
Basic	$0.02	$0.10	$0.44	$0.30	$0.52
Diluted	$0.02	$0.10	$0.39	$0.26	$0.47
Adjusted weighted average shares outstanding:
Basic	22,626	21,991	23,361	23,035	26,938
Diluted	23,524	23,387	26,084	25,745	29,632

Purpose and Reconciliation of Non-GAAP Financial Measures

        To supplement our consolidated financial results prepared in accordance with GAAP, we have presented adjusted results based on our internal reporting and performance measurement programs. These measurements exclude certain non-cash charges, such as amortization of intangibles, and acquisition-related charges included in GAAP earnings. In addition, we measure revenue from maintenance contracts acquired in business combinations based on their contract value, rather than fair value, and accrue a pro forma tax expense of 36% on pre-tax income. Although some of the adjustments may be significant and recurring, we believe the adjusted, non-GAAP results provide more meaningful information regarding those aspects of current operating performance that can be effectively managed, and consequently we have developed our internal reporting and compensation systems using these measures. We believe these non-GAAP financial measures may assist you in understanding our historical operating trends and evaluating our operating performance in a manner consistent with our internal bases of measurement. The adjusted, non-GAAP results are intended to be supplemental information and should not be regarded as a substitute for the financial results reported under GAAP.

        The following table presents a reconciliation of our net income (loss) under GAAP to our adjusted, non-GAAP net income:

	Year Ended December 31,			Nine Months Ended September 30,
	2002	2003	2004	2004	2005
Net income (loss) (GAAP)	$48	$(20,569)	$9,446	$4,927	$(8,154)
Adjustments:
Impact of fair value adjustment	—	2,089	—	—	3,498
Amortization of intangibles included in:
Cost of product revenue	50	4,138	4,440	3,813	6,804
Selling, general and administrative expense	—	1,776	1,469	1,215	4,418
Research and development expense	338	—	—	—	—
Merger-related expenses	—	7,865	498	675	3,643
Acquired in-process research and development charges	—	7,840	—	—	9,000
Equity earnings in subsidiary	—	101	—	—	—
Difference between actual and pro forma income taxes	10	(966)	(5,561)	(3,816)	(5,334)

Adjusted net income (non-GAAP)	$446	$2,274	$10,292	$6,814	$13,875

        The as adjusted data in the following table give effect to the sale of 3,800,000 shares of common stock that we are offering under this prospectus supplement at an assumed public offering price of $20.77 per share, after deducting estimated underwriting discounts and commissions and offering expenses.

	As of September 30, 2005
	Actual	As Adjusted
Consolidated Balance Sheet Data:
Cash and cash equivalents	$33,090	$107,350
Working capital	29,719	103,979
Total assets	164,485	238,745
Total stockholders' equity	111,320	185,580

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained or incorporated by reference in this prospectus before purchasing our common stock. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

Risks Related to Our Business

Because our products have a long sales cycle, it is more difficult to plan our expenses and forecast our results and our operating results may fail to meet investor expectations, which may adversely affect our stock price.

        It typically takes three to nine months from the time we qualify a sales lead until we sign a sales contract with the customer. As a result, it is difficult for us to predict the quarter in which a particular sale will occur. If our sales cycle unexpectedly lengthens for one or more large orders or a significant number of small orders, it would delay the timing of our revenue, but not the timing of most of our corresponding expenses. Lengthening of our sales cycle could also increase the total cost of a sale due to additional employee time and costs associated with the sale. Material changes in our sales cycle could cause our quarterly revenue or operating results to be below the expectations of investors, and the price of our common stock could fall substantially.

        Our customers' decision process regarding their purchase of our products and services is relatively long due to several factors, including:

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  the complex nature of our products, requiring our need to educate potential customers about the uses and benefits of our products;

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  competition for the corporate resources necessary to finance the purchase and implementation of our products;

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  customers' budgeting and purchasing cycles;

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  the extent of customers' evaluation and internal approval process often required before purchasing our products and services; and

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  delayed purchases due to announcements of new products or enhancements by our competitors or us.

If our products and services are not used and accepted by existing and prospective customers, our business and results of operations will be adversely affected.

        The market for workforce optimization software, including software that records and analyzes customer interactions and that forecasts and schedules employees, is still developing. Our success depends on the use and acceptance of our software and services by existing and prospective customers. In addition, demand for our software remains uncertain because our existing and potential customers may:

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  not understand the benefits of using workforce optimization software generally or, more specifically, software which records and analyzes the interactions between a business and its customers or which optimizes the forecasting and scheduling of employees:

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  not achieve favorable results using our software;

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  experience technical difficulty in implementing our software;

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  use alternative methods such as online self-help to solve the same business problems our software is intended to address; or

  •
  close contact centers.

If we experience losses in the future, the market price of our common stock may be materially and adversely affected.

        Throughout much of our history, we have experienced losses. As a result of our prior operating losses, we had an accumulated deficit of $47.2 million as of September 30, 2005. We need to generate sufficient revenue to achieve sustained profitability and avoid incurring losses again in the future.

Our quarterly results are difficult to predict and adverse fluctuations in operating results could cause our stock price to fall.

        Our quarterly revenue and operating results are difficult to predict and could fluctuate significantly from period to period. In particular, we typically derive a significant portion of our software product revenue toward the end of each quarter and from a small number of relatively large orders. The delay or failure to close anticipated sales in a particular quarter could reduce our revenue in that quarter and subsequent quarters over which revenue for the sale could be recognized. In addition, because our revenue from installation and training services largely correlates with our product revenue, a decline in product revenue could also cause a decline in our professional services revenue in the same quarter or in subsequent quarters. Our quarterly revenue is difficult to forecast for several reasons, including the following:

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  changes in demand for our products and services;

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  the tendency of customers to delay software purchases until the end of the fiscal quarter;

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  lengthening of our customers' budgeting and purchasing cycles;

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  timing of any acquisitions and related costs;

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  delays in installations of our software;

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  varying sales and implementation cycles for our products and services from customer to customer;

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  the failure of our customers to renew their maintenance service agreements;

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  the timing of hiring new services employees and the rate at which these employees become productive; and

  •
  the development and performance of our distribution channels.

        As a result of these and other factors, we believe that quarter-to-quarter comparisons of our operating results may not be a good indicator of our future performance, and you should not rely on them to predict our future performance or the performance of our stock price. If our revenue or operating results fall below the expectations of investors or securities analysts, the price of our common stock would likely decline.

We may be unable to manage and expand our international operations, which may adversely affect our business and operating results.

        We derived revenues of $61.2 million and $46.9 million during the nine months ended September 30, 2005 and 2004, respectively, from customers located outside the United States. Our operations outside of the United States at September 30, 2005, consisted of offices located in Australia, Brazil, Canada, China, Germany, India, Japan, Malaysia, Mexico, the Netherlands, Singapore, South Africa and the United Kingdom. We have also established relationships with a number of international resellers.

        With our acquisitions of Optimis in May 2005 and Blue Pumpkin Software in January 2005, both of which have sales outside of North America, we have expanded our international operations, and we intend to continue to expand our international operations through additional acquisitions, internal business expansion and strategic business relationships. These efforts require significant management attention and financial resources. We may not be able to successfully penetrate international markets or, if we do, we may not be able to grow or to maintain adequate profit margins in these markets. Because of the complex nature of our international expansion, it may adversely affect our business and operating results. International expansion and sales are subject to many risks, including the following:

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  limited development of an international market for our software and services;

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  expanding and training our international sales force and support operations;

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  higher costs of employment in certain international geographies;

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  difficulties in producing localized versions of our products;

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  political and economic instability;

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  potentially adverse tax consequences of operating in foreign countries;

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  import and export restrictions and tariffs;

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  longer payment cycles and difficulties in collecting accounts receivable;

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  currency fluctuations;

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  cultural differences which may affect workforce performance and sales processes;

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  difficulties and expenses associated with complying with a variety of foreign laws; and

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  unexpected changes in regulatory requirements.

        As we further expand our operations outside the United States, we will also face new competitors and competitive environments. In addition to the risks associated with our domestic competitors, foreign competitors may pose an even greater risk, because they may possess a better understanding of their local markets and have better working relationships with local infrastructure providers and others. In particular, because telephone protocols and standards are unique to each country, local competitors will have more experience with, and may have a competitive advantage in, these markets. We may not be able to obtain similar levels of knowledge, which could place us at a significant competitive disadvantage. In addition, we have limited experience in developing local language versions of our products or in marketing our products to international customers. We may not be able to successfully translate, market, sell, and deliver our products internationally.

If we are unable to maintain a productive direct sales force, our business and operating results could be adversely affected.

        We believe that our future success will depend on maintaining a productive direct sales force. Historically, it has taken us up to six months to train new sales personnel before they reach an acceptable level of productivity. We have also experienced difficulty in recruiting sales personnel with experience in computer and telephone integration technologies. We cannot assure you that we will be able to continue to manage turnover and hire new sales personnel to meet our needs. If the personnel we hire are less qualified than we expect, it may take us more time to train them before they reach an acceptable level of productivity, which could increase our costs and impact our revenue.

If we are unable to expand the distribution of our products through indirect sales channels, our business and operating results could be materially adversely affected.

        Our strategy is to continue to increase the proportion of customers served through indirect sales channels, such as resellers, OEMs and a variety of strategic marketing alliances. Product revenue from our indirect sales channel represented approximately 42% and 32% of total product revenue during the nine months ended September 30, 2005 and 2004, respectively. We expect revenue from our indirect sales channel and, accordingly, our dependence on distribution partners, to increase as we establish relationships with companies to resell our software worldwide. We cannot assure you that we will be able to maintain productive relationships with our current partners, or that we will be able to establish similar relationships with additional resellers on a timely basis, if at all.

        Some resellers with which we do business have similar, and often more established, relationships with our competitors, and may recommend the products and services of our competitors to customers instead of our software and services. We cannot provide assurance that these distribution partners will devote adequate resources to selling our software and services or that our resellers may not learn about our products and the market for our software and services and develop and sell competing products and services. As a result, our relationships with resellers could lead to increased competition for us.

Competition in our business could adversely affect our revenue, profitability and market share.

        The market for products that record customer interactions, forecast and schedule employees, analyze performance and/or provide electronic learning is intensely competitive, evolving and is subject to rapid changes in technology. We believe our principal competitors include, but are not limited to:

  •
  traditional call-logging vendors;

  •
  quality monitoring suppliers to the contact center industry;

  •
  workforce management, forecasting and scheduling vendors to the call center industry;

  •
  electronic learning vendors;

  •
  business analytics vendors;

  •
  large telecom solution providers;

  •
  enterprise software vendors;

  •
  systems integrators and consulting firms; and

  •
  new, larger and more established entities that may acquire, invest in or form joint ventures with providers of recording or performance enhancing software solutions.

        Many of our current and potential competitors have longer operating histories, more established business relationships, larger customer bases, a broader range of products and services, greater name recognition and substantially greater financial, technical, marketing, personnel, management, service, support and other resources than we do. As a result, our current and potential competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, take better advantage of acquisitions and other opportunities, devote greater resources to marketing and selling their products and services and adopt more aggressive pricing policies. We cannot assure you that our current or potential competitors will not develop products comparable or superior in terms of price and performance features to those developed by us.

        In addition, many of our competitors market their products through resellers and companies that integrate their technology and products with those of the competitor. These resellers and technology partners often have strong business relationships with our customers and potential customers. For example, some of our competitors have better and more long standing relationships than we do with telephone switch vendors. Our competitors may use these business relationships to market and sell their products and compete for potential customers. It is also possible that resellers or technology partners may acquire or be acquired by one or more of our competitors, which would further solidify their business relationships.

        We expect that competition will increase as other established and emerging companies enter our market and as new products, services and technologies are introduced. Increased competition may result in price reductions, lower gross margins and loss of market share, any of which could materially and adversely affect our business, financial condition and results of operations.

Our heavy reliance on sales of our quality monitoring, compliance recording and workforce management products exposes us to risks of obsolescence due to changes in competitive product offerings.

        We have derived a substantial portion of our product revenues from sales of our quality monitoring, compliance recording and workforce management software products. We expect revenue from these products to continue to account for a significant portion of our revenue for the foreseeable future. As a result, any factors affecting the markets for these products could materially and adversely affect our business, financial condition and results of operations. We cannot assure you that the market will continue to demand our current products or that we will be successful in marketing any new or enhanced products. If our competitors release new products that are superior to our products in performance or price, demand for our products may decline. A decline in demand for our products as a result of competition, technological change or other factors would reduce our total revenues and harm our ability to maintain profitability.

If we fail to develop new software or improve our existing software, we may not be able to remain competitive.

        The markets for our products are characterized by rapidly changing technology, frequent new product introductions and enhancements, changes in customer demands and evolving industry standards. Our existing products could be rendered obsolete if we fail to continue to advance our technology. We have also found that the technological life cycles of our products are difficult to estimate, partially because of changing demands of our customers. We believe that our future success will depend on our ability to continue to enhance our current product line while we concurrently develop and introduce new products that keep pace with competitive and technological developments. These developments require us to continue to make substantial product development investments. Although we are presently developing a number of product enhancements to our product suites, we cannot assure you that these enhancements will be completed on a timely basis or gain customer acceptance. In addition, failure to develop new software or improve existing software products may impact our ability to maintain our maintenance renewal rate which could have a material impact on our revenue, results of operations and financial condition.

        We have recently introduced Impact 360, which combines a new software architecture with new combinations of our products. Our business concept in doing so is to create incremental value for our customers and to win business away from competitors whose product offerings are more limited and require the customer to make additional hardware purchases to obtain the solutions that our Impact 360 product offering provides in an integrated suite. While the company plans and expects that this lower total cost of ownership will be well received in the marketplace, we can offer no assurance that our new Impact 360 offering will be successful. If our Impact 360 product offerings do not meet with commercial success, our business would be materially and adversely affected.

If our software development activities in the Asia-Pacific region are not successful, we may not be able to meet our development schedules.

        During 2004, we expanded our software development capabilities in the Asia-Pacific region in order to optimize available research and development resources and better meet development timeframes. We have limited experience with remote software development activities. Accordingly, there are a number of risks associated with this activity, including:

  •
  delays or product errors due to miscommunication between our local development organization and the remote development personnel affected by time, distance and language differences;

  •
  scheduling delays due to lengthy ramp-up time for our new development personnel;

  •
  products produced in the Asia-Pacific region that fail to meet our quality requirements;

  •
  high voluntary personnel turnover; and

  •
  foreign employment and labor laws with which we are not familiar.

        Our inability to meet development schedules because of our reliance on developers in the Asia-Pacific region may affect our ability to enhance our current product line or introduce new products, which would have a material adverse affect on our financial results and could harm our reputation. The loss of key development personnel could have a material adverse effect on our product development process and adversely affect future product revenues.

Our liability to customers may be substantial if our products fail to perform properly.

        Our software is used in a complex operating environment that requires its integration with computer and telephone networks and other business software applications. If our products fail to function as required, we may be subject to claims for substantial damages. Courts may not enforce provisions in our contracts that would limit our liability or otherwise protect us from liability for damages. Although we maintain general liability insurance coverage, including coverage for errors or omissions, this coverage may not continue to be available on reasonable terms or in sufficient amounts to cover claims against us. In addition, our insurer may disclaim coverage as to any future claim. If claims exceeding the available insurance coverage are successfully asserted against us, or our insurer imposes premium increases, large deductibles or co-insurance requirements on us, our business and results of operations could be adversely affected.

Our software may contain undetected errors or "bugs," resulting in harm to our reputation and operating results.

        Software products as complex as those offered by us might contain undetected errors or failures when first introduced or when new versions are released. We cannot assure you, despite testing by us and by current and prospective customers, that errors will not be found in new products or product enhancements after commercial release. Any errors found may cause substantial harm to our reputation and result in additional unplanned expenses to remedy any defects as well as a loss in revenue.

If our advanced compliance recording applications fail to record 100% of our customers' interactions, we may be subject to liability and our reputation may be harmed.

        Through our acquisition of Eyretel, we extended our product line to include advanced compliance recording applications and related services. Many of our Eyretel customers use these applications to record and store interactions with customers to provide back-up and verification of transactions and to guard against risks posed by lost or misinterpreted voice communications. These customers rely on our applications to record, store and retrieve voice data in a timely, reliable and efficient manner. If our applications fail to record 100% of our customers' interactions or our customers are unable to retrieve the recordings when necessary, we may be subject to liability and our reputation may be harmed.

If we are unable to maintain the security of our systems, our business, financial condition and operating results could be harmed.

        The occurrence or perception of security breaches in the operation of our business or by third parties using our products could harm our business, financial condition and operating results. Our customers use our products to compile and analyze highly sensitive or confidential information. We may come into contact with such information or data when we perform support or maintenance functions for our customers. While we have internal policies and procedures for employees performing these functions, the perception that we have improperly handled sensitive, confidential information could have a negative effect on our business. If, in handling this information, we fail to comply with privacy or security laws, we could incur civil liability to government agencies, customers and individuals whose privacy is compromised. If personal information is received or used from sources outside the U.S., we could be subject to civil, administrative or criminal liability under the laws of other countries. In addition, while we implement sophisticated security measures, third parties may attempt to breach our security or inappropriately use our products through computer viruses, electronic break-ins and other disruptions. If successful, confidential information may be improperly obtained and we may be subject to lawsuits and other liability. Any internal or external security breaches could harm our reputation, and even the perception of security risks, whether or not valid, could inhibit market acceptance of our products.

Fluctuations in foreign currency exchange rates could affect our financial results.

        We may experience gains and losses resulting from fluctuations in currency exchange rates. Moreover, in locations where we price our products in U.S. dollars, our sales could be affected adversely by declines in foreign currencies relative to the dollar, thereby making our products more expensive in local currencies. In locations where we sell our products in local currencies, we could be competitively unable to increase our prices to reflect fluctuations in exchange rates. We do not use derivative instruments to manage our foreign exchange risk, and we cannot predict the impact that future exchange rate fluctuations may have on our results.

Certain provisions in agreements that we have entered into may expose us to liability for breach that is not limited in amount by the terms of the contract.

        Certain contract provisions, principally confidentiality and indemnification obligations in certain of our license agreements, could expose us to risks of loss that, in some cases, are not limited by contract to a specified maximum amount. If we fail to perform to the standards required by these contracts, we could be subject to additional liability and our business, financial condition and results of operations could be materially and adversely affected. There have been no material losses to date as a result of any such contractual provisions.

If we fail to protect our intellectual property, third parties may use our technology for their own benefit.

        Our success and ability to compete depends to a significant degree upon our proprietary technology. We rely on a combination of patent, trade secret, copyright and trademark laws and confidentiality agreements with employees and third parties to establish and protect our proprietary rights. These measures may not be sufficient to protect our proprietary rights, and we cannot be certain that third parties will not misappropriate our technology and use it for their own benefit. Also, most of these protections do not preclude our competitors from independently developing products with functionality or features substantially equivalent or superior to our software. Any infringement of our proprietary rights could negatively impact our future operating results.

        As of September 30, 2005, we had eight registered trademarks, three trademark applications pending in the U.S., eight patents and nineteen patent applications pending in the U.S. and nine patent applications pending internationally. There is no guarantee that our pending applications will result in issued trademarks or patents or, if issued, that they will provide us with any competitive advantage. We cannot assure you that we will file further patent or trademark applications, that any future applications will be approved, that any existing or future patents, trademarks or copyrights will adequately protect our intellectual property or that any existing or future patents, trademarks or copyrights will not be challenged by third parties.

        We are aware of certain uses, U.S. trademark registrations, and U.S. trademark applications for our "eQuality" trademark and its variations that predate our use, and the April 2002 issuance of the U.S. registration for our trademark eQuality. It is possible that an owner of legal rights resulting from prior use, registrations, or applications will bring legal action to challenge our registration of and/or our use of the trademark eQuality, and may also seek compensation for damages resulting from our use of this trademark. As a result, we cannot assure you that our registration of this trademark will be undisturbed, or that this use will not result in liability for trademark infringement, trademark dilution, and/or unfair competition.

        Moreover, the laws of certain foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States. Furthermore, policing the unauthorized use of our products is difficult, and litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Litigation could result in substantial costs and diversion of resources and could negatively impact our future operating results.

Claims by other companies that our software infringes their intellectual property could require us to incur substantial costs or prevent us from selling our software or services.

        It is possible that third parties will claim that we have infringed their current or future products. We expect that we and other participants in our industry will be increasingly subject to infringement claims as the number of competitors and products grows. Any claims, with or without merit, which are generally uninsurable could be time-consuming, result in costly litigation, require us to reengineer or redevelop our software, cause product shipment delays or require us to enter into royalty or licensing agreements, any of which could negatively impact our operating results. Any efforts to reengineer our software or obtain licenses from third parties may not be successful, could be extremely costly and would likely divert valuable management and product development resources.

        For example, claims have been asserted against us in lawsuits involving Knowlagent, IEX, STS and NICE (as described in Item 1, "Legal Proceedings," of Part II of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 and incorporated by reference in this prospectus supplement). We believe that none of these cases has merit. We cannot assure you, however, that we will be successful in defending against the claims that have been asserted or any other claims that may be asserted. We also cannot assure you that such claims will not have a material adverse effect on our business, financial condition, or operations. Defending infringement claims or other claims involves substantial costs and diversion of management resources. In addition, to the extent we are not successful in defending such claims, we may be subject to injunctions with respect to the use or sale of certain of our products or to liabilities for damages to the claimants or to customers to whom we have indemnification commitments, and we may be required to obtain licenses which may not be available on reasonable terms. In addition, we cannot assure you that legal action claiming patent infringement will not be commenced against us, or that we would prevail in litigation given the complex technical issues and inherent uncertainties in patent litigation. In addition, users of our software may become subject to claims if our software is alleged to infringe the intellectual property of others. These software users could attempt to hold us responsible for these claims and any resulting harm they suffer. If a patent claim against us was successful and we could not obtain a license on acceptable terms or license a substitute technology or redesign to avoid infringement, we may be prevented from distributing our software or required to incur significant expense and delay in developing non-infringing software. Such a result could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to maintain the compatibility of our software with certain other products and technologies, our future business would be adversely affected.

        Our software must integrate with software and hardware solutions provided by a number of our existing and potential competitors. For example, our products must integrate with phone switches made by the telephone switch vendors and computer telephony software applications offered by other software providers. These competitors or their business partners could alter their products so that our software no longer integrates well with them, or they could delay or deny our access to software releases that allow us to timely adapt our software to integrate with their products. If we cannot adapt our software to changes in necessary technology, it may significantly impair our ability to compete effectively, particularly if our software must integrate with the software and hardware solutions of our competitors.

If our professional services employees do not provide installation services effectively and efficiently, our customers may not use our installation services or may stop using our software.

        Our customers ordinarily purchase installation, training and maintenance services together with our products. The functionality of our products is not dependent on our installation and training services. We generate a material part of our revenues from these services. We believe that the speed and quality of installation services are competitive factors in our industry. If our installation services are not satisfactory to our customers, the customers may choose not to use our installation services or they may not license our software in the future. As a result, we would lose licensing and services revenue, and it could harm our reputation. In addition, our revenues realized from the performance of maintenance services are material to our operating results, and a failure to provide adequate maintenance support to our customers would result in reduced maintenance revenues and have an adverse impact on our operating results.

We may make acquisitions or investments that are not successful and that adversely affect our ongoing operations.

        We may acquire or make investments in companies, products, services and technologies that we believe complement our business and assist us in quickly bringing new products to market. We have limited experience in making acquisitions and investments. As a result, our ability to identify and evaluate prospects, complete acquisitions and properly manage the integration of businesses is relatively unproven. If we fail to properly evaluate and execute acquisitions or investments, it may have a material adverse effect on our business and operating results. In making or attempting to make acquisitions or investments, we face a number of risks, including:

  •
  identifying suitable candidates, performing appropriate due diligence, identifying potential liabilities and negotiating acceptable terms;

  •
  reducing our working capital and hindering our ability to expand or maintain our business, if we make acquisitions using cash;

  •
  the potential distraction of our management, diversion of our resources and disruption of our business;

  •
  retaining and motivating key employees of the acquired companies;

  •
  managing operations that are distant from our current headquarters and operations;

  •
  entering into geographic markets in which we have little or no prior experience;

  •
  competing for acquisition opportunities with competitors that are larger than we are or have greater financial and other resources than we have;

  •
  accurately forecasting the financial impact of a transaction;

  •
  assuming liabilities of acquired companies, including litigation related to the operation of the business prior to the acquisition;

  •
  maintaining good relations with the customers and suppliers of the acquired company;

  •
  potentially dilutive issuances of securities as consideration for an acquisition;

  •
  effectively integrating acquired companies and achieving expected synergies; and

  •
  the impairment of the value of the assets acquired in any corporate acquisition.

Our inability to source hardware could harm our business.

        A number of customers expect us to source hardware to support the implementation of our software. We are working towards reducing the amount of hardware sales in the future and have transferred the fulfillment of hardware orders to third-party distributors. Thus, we are largely dependent on third parties for the supply of hardware components to our customers. If these hardware distributors experience financial, operational or quality assurance difficulties, or if there is any other disruption in our relationships, we may be required to locate alternative hardware sources. We are subject to the following risks due to our hardware distribution system:

  •
  cancellations of orders due to unavailability of hardware;

  •
  increased hardware prices, which may make our products less attractive; and

  •
  additional development expense to modify our products to work with new hardware configurations.

        Even if we and/or our distributors are successful in locating alternative sources of supply, alternative suppliers could increase prices significantly. In addition, alternative components may malfunction or interact with existing components in unexpected ways. The use of new suppliers and the modification of our products to function with new systems would require testing and may require further modifications, which may result in additional expense, diversion of management attention and other resources, inability to fulfill customer orders or delay in fulfillment, reduction in quality and reliability, customer dissatisfaction, and other adverse effects on our reputation, business and operating results.

Failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on our business, operating results and stock price.

        The Sarbanes-Oxley Act of 2002 imposes duties on us and our executives, directors, attorneys and independent registered public accountants. Our efforts to comply with the requirements of Section 404 have resulted in increased general and administrative expense and a diversion of management time and attention from revenue-generating activities to compliance activities, and we expect these efforts to require the continued commitment of significant resources. We completed the initial implementation of Section 404 during the year ended December 31, 2004 and did not report any material weaknesses in internal controls. However, if we fail to maintain the adequacy of our internal controls, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting. Failure to maintain effective internal controls over financial reporting could result in investigation and/or sanctions by regulatory authorities, and could have a material adverse effect on our business and operating results, investor confidence in our reported financial information, and the market price of our common stock.

Our performance may be negatively affected by macro-economic or other external influences.

        Beginning in 2000, a declining United States economy began to adversely affect the performance of many businesses, especially within the technology sector. Reductions in the capital budgets of our customers and prospective customers have an adverse impact on our ability to sell our solutions. Until late in 2003, we continued to experience effects from a weak spending environment for information technology in both the United States and Europe, in the form of delayed and cancelled buying decisions by customers for our software, services and hardware, deferrals by customers of service engagements previously scheduled and pressure by our customers and competitors to discount our offerings. If the current improvements now being seen in the general business climate do not continue, this would likely have a material adverse effect on our business and results of operations.

Government regulation of telephone and Internet monitoring could cause a decline in the use of our software, result in increased expenses for us or subject our customers and us to liability.

        As the telecommunications industry continues to evolve, state, federal and foreign governments (including supranational governmental organizations such as the European Union) may increasingly regulate the monitoring of telecommunications and telephone and Internet monitoring and recording products, such as our software. We believe that increases in regulation could come in the form of a number of different kinds of regulations, including regulations regarding privacy, protection of personal information and employment. For example, the State of California recently enacted the Database Security Breach Act, which requires any business that suffers a computer security breach to immediately notify customers in California if personal information has been compromised. The adoption of any new regulations or changes to existing regulations could cause a decline in the use of our software and could result in increased expense for us, particularly if we are required to modify our software to accommodate these regulations. Moreover, these regulations could subject our customers or us to liability. Whether or not these regulations are adopted, if we do not adequately address the privacy concerns of consumers, companies may be hesitant to use our software. If any of these events occur, it could materially and adversely affect our business and results of operations.

If we are unable to attract and retain key personnel, our ability to effectively manage and grow our business would suffer.

        Our success greatly depends on our ability to hire, train, retain and motivate qualified personnel, particularly in sales, marketing, research and development, service and support. We face significant competition for individuals with the skills required to perform the services we offer. If we are unable to attract and retain qualified personnel or if we experience high personnel turnover, it could prevent us from effectively managing and expanding our business.

        Our success also depends upon the continued service of our executive officers, particularly our Chairman and Chief Executive Officer, David Gould, and our President and Chief Operating Officer, Nick Discombe. We have employment agreements with Mr. Gould and Mr. Discombe and limited non-complete agreements with most of our other executive officers. However, any of our executive officers and other employees could terminate his or her relationship with us at any time. The loss of the services of our executive officers or other key personnel, particularly if lost to competitors, could materially and adversely affect our business.

If we need additional financing to maintain or expand our business, it may not be available on favorable terms, if at all.

        If our revenues decrease or grow more slowly than we anticipate or if our operating expenses increase more than we expect or cannot be reduced in the event of lower revenues, we may need additional funds to expand or meet our operating needs. If we need additional financing, we cannot be certain that it will be available to us on favorable terms, or at all. If we raise additional funds by issuing equity securities or convertible debt, the ownership interest of our stockholders could be significantly diluted, and any additional equity securities we issue may have rights, preferences or privileges senior to the rights of our stockholders. Also, the terms of any additional financing we obtain may significantly limit our future financing and operating activities. If we need funds and cannot obtain them on acceptable terms, we may be unable to:

  •
  develop and enhance our software to remain competitive;

  •
  take advantage of future opportunities, such as acquisitions;

  •
  respond to changing customer needs and our competitors' innovations; or

  •
  attract and retain qualified key personnel.

        Any of these events could significantly harm our business and financial condition and limit our growth.

Risks Related to this Offering and Ownership of Our Common Stock

Our stock price has been volatile.

        The market price of our common stock has been subject to significant fluctuations in response to variations in quarterly operating results and other factors. In addition, the stock market has experienced significant volatility that has particularly affected the market prices of equity securities of many technology companies and that often has been unrelated or disproportionate to the operating performance of these companies. Any announcement with respect to any adverse variance in revenue or earnings from levels generally expected by securities analysts or investors could have a significant adverse effect on the trading price of our common stock. In addition, factors such as announcements of technological innovations or new products by us, our competitors or third parties, changing conditions in the customer relationship management software market, changes in the market valuations of similar companies, loss of a major customer, additions or departures of key personnel, changes in estimates by securities analysts, announcements of extraordinary events, such as acquisitions or litigation, or general economic conditions may have an adverse effect on the market price of our common stock.

Our certificate of incorporation and bylaws, as well as Delaware law, may inhibit a takeover of our company, which could limit the price investors might be willing to pay for our securities.

        Our amended and restated certificate of incorporation and bylaws, as well as Delaware law, contain provisions that might enable our management to resist a takeover of our company. For example, our stockholders cannot take action by written consent or call a special meeting to remove our board of directors. In addition, our directors serve for staggered terms, which makes it difficult to remove all our directors at once. Further, in October 2002, our board of directors approved, and we have implemented, a stockholder rights plan which has the effect of causing substantial dilution to a person or group that attempts to acquire us on terms not approved by the board of directors.

        These anti-takeover provisions might discourage, delay or prevent a change in the control of our company or a change in our management. These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors and take other corporate actions. The existence of these provisions could also limit the price that investors might be willing to pay in the future for our securities.

We have broad discretion in the use of the proceeds of this offering and may apply the proceeds in ways with which you do not agree.

        Our net proceeds from this offering will be used, as determined by management in its sole discretion, for working capital and other general corporate purposes, which may include acquisition of businesses, technologies and products complementary to our existing operations. We have not, however, determined the allocation of our net proceeds among the various uses described in this prospectus. Our management will have broad discretion over the use and investment of our net proceeds of this offering, and, accordingly, you will need to rely upon the judgment of our management with respect to our use of proceeds, with only limited information concerning management's specific intentions. You will not have the opportunity, as part of your investment decision, to assess whether our proceeds are being used appropriately. Pending application of our proceeds, they may be placed in investments that do not produce income or that lose value.

FORWARD-LOOKING STATEMENTS

        This prospectus includes and incorporates by reference "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Typically, these statements contain the words "believes," "anticipates," "intends," "expects" or similar words. In any event, any information or statements made or incorporated by reference in this prospectus that are not statements of historical fact are forward-looking statements. The forward-looking statements included or incorporated by reference in this prospectus are based on a number of assumptions and involve numerous risks and uncertainties. There are a number of important factors that could cause our actual results to differ materially from those indicated by these forward-looking statements, including the factors referred to above under the caption "Risk Factors." Consequently, actual results could differ materially. You should read this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made or incorporated by reference in this prospectus are qualified by these cautionary statements. You are cautioned that forward-looking statements are not guarantees of future performance and are made only as of the date of this prospectus supplement, and we undertake no obligation, other than as may be required by law, to update or revise these statements for any reason, including to reflect changes in assumptions, the occurrence of unanticipated events or changes in future operating results over time. Our actual results may differ materially from expectations.

USE OF PROCEEDS

        We estimate that our net proceeds from the sale of the shares of our common stock in this offering will be approximately $74.3 million, or approximately $85.4 million if the underwriters exercise their over-allotment option, after deducting estimated underwriting discounts and commissions and offering expenses.

        We intend to use the net proceeds of this offering for working capital and other general corporate purposes, which may include financing our growth, developing new products and funding capital expenditures. We also may use a portion of the net proceeds for the acquisition of businesses, technologies and products that will complement our existing operations. We have not yet determined with any certainty the manner in which we will allocate the net proceeds. The amounts and timing of these expenditures will vary depending on a number of factors, including the amount of cash generated by our operations, competitive and technological developments, and the rate of growth, if any, of our business.

        Pending the uses described above, we intend to invest the net proceeds in U.S. government securities and other short-term, investment-grade, interest-bearing instruments.

PRICE RANGE OF COMMON STOCK

        Our common stock currently trades on the Nasdaq National Market under the symbol "WITS." The following table provides, for the periods indicated, the high and low sales prices per share of our common stock on the Nasdaq National Market.

	High	Low
2003
First Quarter	$3.74	$2.60
Second Quarter	5.34	2.90
Third Quarter	5.78	4.01
Fourth Quarter	10.72	4.58
2004
First Quarter	$14.05	$8.61
Second Quarter	15.21	10.33
Third Quarter	17.14	9.64
Fourth Quarter	18.21	14.12
2005
First Quarter	$20.00	$16.11
Second Quarter	18.48	15.68
Third Quarter	21.10	16.90
Fourth Quarter (through November 28, 2005)	22.12	18.28

        On November 28, 2005, the last sale price reported on the Nasdaq National Market for our common stock was $20.77 per share. As of November 28, 2005, there were approximately 155 holders of record of our common stock.

DIVIDEND POLICY

        We have never declared or paid any cash dividends on our common stock, and we do not anticipate paying cash dividends on our common stock in the foreseeable future. Under our line of credit with Silicon Valley Bank, we may not pay any dividends or make any distribution or payment or redeem, retire or purchase any of our capital stock, in excess of $200,000 in the aggregate annually, without the lender's consent. We anticipate that we will retain all of our future earnings, if any, for use in the development and expansion of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our financial condition and operating results.

CAPITALIZATION

        The following table sets forth our capitalization at September 30, 2005 (a) on an actual basis and (b) as adjusted to give effect to the issuance of 3,800,000 shares of our common stock in this offering at an assumed public offering price of $20.77 per share, after deducting estimated underwriting discounts and commissions and offering expenses.

        You should read this capitalization table together with the financial statements and related notes, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information, included elsewhere or incorporated by reference in this prospectus.

	As of September 30, 2005
	Actual	As Adjusted
	(dollars in thousands)
Long-term indebtedness	$—	$—

Stockholders' equity:
Preferred stock, $.01 par value: 10,000,000 shares authorized (50,000 shares of which have been designated as Series A Junior Preferred Stock) and no shares issued or outstanding, actual and as adjusted	—	—
Common stock, $.01 par value; 50,000,000 shares authorized and 27,770,979 shares issued and outstanding, actual; 50,000,000 shares authorized and 31,570,979 shares issued and outstanding, as adjusted	278	316
Additional paid-in capital	154,303	228,525
Accumulated deficit	(47,214)	(47,214)
Accumulated other comprehensive income	3,953	3,953

Total stockholders' equity	111,320	185,580

Total capitalization	$111,320	$185,580

        The preceding table excludes:

  •
  8,766,922 shares of common stock issuable upon the exercise of options outstanding as of September 30, 2005 at a weighted average exercise price of $7.85 per share, of which options to purchase 3,278,991 shares were exercisable as of September 30, 2005; and

  •
  1,021,651 shares of common stock available for future issuance as of September 30, 2005 under our stock option plans.

UNDERWRITING

        Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Deutsche Bank Securities Inc., SG Cowen & Co., LLC, Thomas Weisel Partners LLC, Raymond James & Associates, Inc. and ThinkEquity Partners LLC have severally agreed to purchase from us the following respective number of shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

Underwriters	Number of Shares
Deutsche Bank Securities Inc.
SG Cowen & Co., LLC
Thomas Weisel Partners LLC
Raymond James & Associates, Inc.
ThinkEquity Partners LLC

Total	3,800,000

        The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the shares of common stock offered by this prospectus, other than those covered by the over-allotment option described below, if any of these shares are purchased.

        We have been advised by the representatives of the underwriters that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus supplement and to dealers at a price that represents a concession not in excess of $             per share under the public offering price. The underwriters may allow, and these dealers may re-allow, a concession of not more than $             per share to other dealers. After the initial public offering, representatives of the underwriters may change the offering price and other selling terms.

        We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to 570,000 additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered by this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered by this prospectus. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the 3,800,000 shares are being offered.

        The underwriting discounts and commissions per share are equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting discounts and commissions are    % of the initial public offering price. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters' over-allotment option:

Total Fees
	Fee Per Share	Without Exercise of Over-Allotment Option	With Full Exercise of Over-Allotment Option
Discounts and commissions paid by us	$	$	$

        In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $325,000.

        We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

        Each of our executive officers and directors has agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options held by these persons for a period of 90 days after the date of this prospectus supplement without the prior written consent of Deutsche Bank Securities Inc., subject to extension in specified circumstances. This consent may be given at any time without public notice. Subject to certain limitations, these restrictions do not apply to:

  •
  transactions relating to shares of our common stock or other securities acquired by an executive officer or director in open market transactions after the date of this prospectus supplement;

  •
  dispositions of shares of our common stock pursuant to a written plan for trading securities that is designed to satisfy the requirements of Rule 10b5-1 under the Securities Exchange Act and is existing on the date of this prospectus supplement;

  •
  the entering into of a written plan for trading securities that is designed to satisfy the requirements of Rule 10b5-1under the Securities Exchange Act, provided that no shares of common stock may be sold thereunder until more than 90 days after the date of this prospectus supplement; or

  •
  transfers or dispositions can be made during the lock-up period in the case of gifts or for estate planning purposes where the transferee or donee signs a lock-up agreement.

There are no agreements between the representatives and any of our stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of the lock-up period.

        We have entered into a similar agreement with the representatives of the underwriters except that without such consent we may grant options or issue shares pursuant to our equity incentive plans, and we may issue shares of our common stock in exchange for all or substantially all of the equity or assets of a company in connection with a merger or acquisition.

        The representatives of the underwriters have advised us that the underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

        In connection with this offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. Covered short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares of common stock from us in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or by purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are any sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of this offering. Stabilizing transactions consist of various bids for or purchases of our common stock made by the underwriters in the open market prior to the completion of this offering. The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions. Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

        A prospectus in electronic format may be made available on Internet websites maintained by one or more of the representatives of the underwriters of this offering and may be made available on websites maintained by other underwriters. Other than the prospectus in electronic format, the information on any underwriter's website and any information contained in any other website maintained by any underwriter is not part of this prospectus.

        In the ordinary course of their businesses, certain of the underwriters and their affiliates have provided, or may in the future provide, investment banking and other financial services to us or our subsidiaries, including the provision of financial advice and the extension of credit. Such underwriters and their affiliates have received, and would in the future receive, customary fees and commissions for their services.

        In compliance with guidelines of the National Association of Securities Dealers, the maximum consideration or discount to be received by the underwriters may not exceed 8% of our gross proceeds of this offering.

LEGAL MATTERS

        The validity of the securities being offered by this prospectus supplement has been passed upon for us by Morris, Manning & Martin, LLP, Atlanta, Georgia. Legal matters in connection with this offering are being passed upon for the underwriters by Wilmer Cutler Pickering Hale and Dorr LLP, Boston, Massachusetts.

EXPERTS

        The consolidated financial statements and schedule of Witness Systems, Inc. and subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Blue Pumpkin Software, Inc. and subsidiaries as of May 31, 2003, and for the year ended May 31, 2003, the five month period ended May 31, 2002, and the year ended December 31, 2001, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report refers to a change in Blue Pumpkin Software, Inc.'s accounting for goodwill in 2002.

        The consolidated financial statements of Blue Pumpkin Software, Inc. and subsidiaries as of May 31, 2004 and for the year then ended incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Grant Thornton LLP, independent public accounting firm, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

        We have elected to "incorporate by reference" certain information into this prospectus supplement. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement. Any statement in this prospectus supplement or any document which is incorporated or deemed to be incorporated by reference herein will be deemed to have been modified or superseded to the extent that any statement contained in any applicable prospectus supplement or any document that we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference herein modifies or supersedes that statement. This prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC:

  •
  our annual report on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on March 16, 2005, including those portions incorporated by reference therein of our definitive proxy materials on Schedule 14A as filed with the SEC on April 26, 2005;

  •
  Amendment No. 2 to our current report on Form 8-K/A filed with the SEC on April 13, 2005, which amended in its entirety Amendment No. 1 to our current report on

    Form 8-K/A, filed with the SEC on April 11, 2005 and our current report on Form 8-K filed with the SEC on January 27, 2005.

  •
  our quarterly report on Form 10-Q for the quarter ended March 31, 2005, filed with the SEC on May 10, 2005;

  •
  our current report on Form 8-K filed with the SEC on May 27, 2005;

  •
  our quarterly report on Form 10-Q for the quarter ended June 30, 2005, filed with the SEC on August 9, 2005;

  •
  our quarterly report on Form 10-Q for the quarter ended September 30, 2005, filed with the SEC on November 7, 2005; and

  •
  the description of our common shares contained in our registration statement on Form 8-A filed with the SEC on February 4, 2000, including any amendment or report filed for the purpose of updating such description.

        We are also incorporating by reference all other reports that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act between the date of this prospectus supplement and the termination of the offering made by this prospectus, and such reports shall be deemed to be a part hereof from the date of filing of such documents; provided, however, that we are not incorporating any information furnished under Item 9 or Item 12 of any Current Report on Form 8-K (unless otherwise indicated).

        You may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information that we file electronically with the SEC (http://www.sec.gov).

        We will provide to each person, including any beneficial owner, to whom this prospectus supplement is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus supplement but not delivered with this prospectus supplement. To receive a free copy of any of the documents incorporated by reference in this prospectus supplement, including exhibits which are specifically incorporated by reference in those documents, call or write to our Corporate Secretary, Witness Systems, Inc., 300 Colonial Center Parkway, Roswell, Georgia 30076 (telephone (770) 754-1900). The information relating to us contained in this prospectus supplement does not purport to be complete and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus supplement.

Prospectus

$80,000,000

Witness Systems, Inc.
Common Stock
Warrants

        We may from time to time sell up to $80,000,000 aggregate initial offering price of:

  •
  shares of our common stock, par value $.01 per share;

  •
  warrants to purchase our common stock; or

  •
  a combination of the foregoing.

        We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. Before you invest, you should carefully read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus.

        We will sell these securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with our agents, dealers and underwriters reserve the right to reject, in whole or in part any proposed purchase of securities to be made directly or through agents, underwriters or dealers. If our agents or any dealers or underwriters are involved in the sale of the securities, the applicable prospectus supplement will set forth any applicable commissions or discounts.

        Investing in our securities involves risks. See "Risk Factors," at page 1 of this prospectus.

        THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

        Our common stock is traded on the NASDAQ National Market under the symbol "WITS". Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR ANY OTHER PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS AUGUST 11, 2004

        In this prospectus and in the accompanying prospectus supplement, unless the context requires otherwise, references to "Witness Systems," "we," "us" and "our" mean Witness Systems, Inc. and its subsidiaries.

        "eQuality" and the Witness logo are trademarks of Witness Systems, Inc. in the United States and other countries. All other trademarks mentioned in this document are the property of their respective owners.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf registration process, we may, from time to time, sell common stock and/or warrants, as described in this prospectus, in one or more offerings up to a total dollar amount of $80,000,000. This prospectus provides you with a general description of the securities we may offer. Each time that securities are sold, a prospectus supplement that will contain specific information about the terms of that offering will be provided. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

        We have not authorized any person to give any information or to make any representation in connection with this offering other than those contained or incorporated by reference in this prospectus, and, if given or made, such information or representation must not be relied upon as having been so authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer to sell is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof, that the information contained herein is correct as of any time subsequent to its date, or that any information incorporated by reference herein is correct as of any time subsequent to its date.

RISK FACTORS

        Investing in our securities involves risk. The prospectus supplement applicable to each type or series of securities we offer will contain a discussion of risks applicable to an investment in Witness Systems and to the particular types of securities that we are offering under that prospectus supplement. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading "Risk Factors" in the applicable prospectus supplement and all of the other information contained in the prospectus supplement or appearing or incorporated by reference in this prospectus, and the information set forth beginning on page 16 of our amended Annual Report on Form 10-K/A Amendment No. 2 for the year ended December 31, 2003, filed with the Commission on July 30, 2004, under the heading, "Factors that May Affect Our Future Results and the Market Price of Our Stock."

FORWARD-LOOKING STATEMENTS

        From time to time, information we provide or statements of our directors, officers, or employees may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Those statements involve numerous risks and uncertainties. Typically, that kind of information or those statements contain the words "believes," "anticipates," "intends," "expects," or similar words. In any event, any information or statements made or incorporated by reference in this prospectus that are not statements of historical fact are forward-looking statements. The forward-looking statements in this prospectus, and others that we or our representatives make, are based on a number of assumptions and involve risks and uncertainties. Consequently, actual results could differ materially. Specific risks which may affect our operating results include, but are not limited to:

  •
  Long sales cycle for our products;

  •
  Use and acceptance of our products;

  •
  Continued losses from operations;

  •
  Difficulties in predicting our operating results;

  •
  Management and expansion of our international operations;

  •
  Ability to expand distribution through direct and indirect sales channels;

  •
  Intense competition;

  •
  Reliance on a relatively small number of products;

  •
  Ability to respond with needed product changes;

  •
  Our international product development activities;

  •
  Liabilities for failures in the performance or defects in our products;

  •
  Failure of our compliance products to record all customer interactions;

  •
  Inability to maintain the security of our systems;

  •
  Fluctuations in foreign currency exchange rates;

  •
  Liabilities associated with breaches of our customer and distribution partner agreements;

  •
  Our failure to protect our intellectual property;

  •
  Liabilities resulting from intellectual property infringement claims by third parties;

  •
  Compatibility with telephony hardware and software, and other installed applications of our customers;

  •
  Delays in the installation of our products;

  •
  Acquisitions or investments that are not successful or that adversely affect our ongoing operations;

  •
  Inability to raise needed capital;

  •
  Loss of third-party hardware distributors and suppliers;

  •
  The volatility of our common stock trading price;

  •
  Macro-economic or other external influences;

  •
  New or changing governmental regulation of telephone and Internet monitoring;

  •
  Difficulty in attracting and retaining key personnel; and

  •
  Anti-takeover provisions in our corporate documents and Delaware law.

        You are cautioned that these forward-looking statements are not guarantees of future performance, and we undertake no obligation to update these statements. Our actual results may differ materially from expectations. A more complete summary of these and other investment risks that may affect our business and results of operations are identified under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors that may Affect Our Future Results and Market Price of Our Stock" in our amended Annual Report on Form 10-K/A Amendment No. 2 for the fiscal year ended December 31, 2003, filed with the Commission on July 30, 2004, and any other reports filed from time to time with the Securities and Exchange Commission, which are incorporated herein by reference.

THE COMPANY

Overview

        We provide an integrated performance optimization software suite that enables global enterprises to capture customer intelligence and optimize workforce performance. Our solution is comprised of business-driven multimedia recording, performance analysis and e-learning management applications that are designed to enhance the quality of customer interactions across multiple communications media, including the telephone, e-mail and the Internet, and are used primarily in the organization's contact center(s). Our enterprise collaboration architecture allows contact center management to share information gathered in the contact center with other departments that service the customer, as well as with executives throughout the organization. The result is a proactive management tool for optimizing their customer relationship management, improving communication among departments, and fine-tuning workflow, processes and quality of service from within the contact center and throughout the enterprise. As a result, we believe our customers are able to generate additional revenue opportunities, improve profitability, enhance customer retention, reduce employee turnover and improve their overall customer service and intelligence.

        Our eQuality software suite is designed to enable customer contact centers within a company to capture, evaluate and analyze complete customer interactions through multiple media, identify performance gaps and then apply targeted electronic learning for continuous performance improvement. The eQuality software records a customer sales/service representative's (CSRs) voice interactions with a customer as well as the CSR's corresponding computer desktop activities, such as data entry, screen navigation and data retrieval. By capturing both voice and computer desktop activity and synchronizing them during replay, a company can observe and analyze complete customer interactions as they actually occurred. Supporting the need for Web-based customer interactions driven by the growth of the Internet and e-commerce, the eQuality software suite also enables companies to capture, evaluate and analyze e-mail, Web interactions and guided browser sessions. In addition, the eQuality software suite allows companies to selectively capture, evaluate and analyze customer interactions on any of these mediums based on business criteria that they define, such as key customers, important marketing campaigns and new product introductions. Our suite of integrated software applications and services allows organizations to build a performance optimization process by capturing customer interactions across all channels, evaluate and analyze the contacts and employee performance and then, based on the results, deliver relevant learning to an organization's workforce to enhance performance.

        We provide our solutions to an extensive base of large companies with multiple contact centers including Accor, American Airlines, AT&T, British Telecom, Cable & Wireless, Centrica, Compaq Computer, Continental Airlines, Federal Express, The Hartford Financial Services Group, Hertz, HSBC, Lloyds TSB, Pitney Bowes, Royal & SunAlliance, Starwood Hotels & Resorts Worldwide, Target, Telstra, Verizon, Visa, Volkswagen, Wells Fargo Bank and Xerox. In addition, our indirect sales channel is strategically focused on mid-sized companies with generally only one contact center. As of December 31, 2003, we had licensed our software to approximately 1,198 customers at approximately 2,341 sites.

        Since our inception in 1988, we have incurred substantial costs to develop our technology and products; market, sell and service these products; recruit and train personnel; and build a corporate infrastructure. As a result, we have incurred significant losses since our inception and, as of December 31, 2003, we had an accumulated deficit of approximately $48.5 million. We believe our success depends on the continued development and acceptance of our products and services, the growth of our customer base and the overall growth in the customer relationship management market. Corporate spending for information technology

("IT") and customer relationship management applications contracted in 2002 and remained relatively flat in 2003. While the economic environment remains challenging, there were indications of an improving economic outlook and IT spending showed signs of improvement during the second half of 2003. The International Data Corporation has predicted that IT spending will increase by 6% to 8% in 2004, and based upon our own analysis of the demand for our products and services, we expect to achieve revenue growth in 2004.

        Our principal executive offices are located at 300 Colonial Center Parkway, Roswell, Georgia 30076. Our telephone number is (770) 754-1900.

USE OF PROCEEDS

        Except as otherwise provided in a prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes, which may include reducing any outstanding indebtedness, increasing our working capital and funding the cost of acquisitions and capital expenditures. When a particular series of securities is offered, the prospectus supplement relating to that offering will set forth our intended use of the net proceeds received from the sale of those securities. Pending the application of the net proceeds for these purposes, we expect to invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.

GENERAL DESCRIPTION OF SECURITIES

        We, directly or through agents, dealers or underwriters designated from time to time, may offer, issue and sell, together or separately, up to $80,000,000 aggregate initial offering price of:

  •
  shares of our common stock, par value $.01 per share;

  •
  warrants to purchase our common stock; or

  •
  a combination of the foregoing, either individually or as units consisting of one or more of the foregoing, each on terms to be determined at the time of sale.

        When a particular type of securities is offered, a supplement to this prospectus will be delivered with this prospectus, which will set forth the terms of the offering and sale of the offered securities, as well as complete descriptions of the security or securities to be offered pursuant to the prospectus supplement. The summary descriptions of securities included in this prospectus are not meant to be complete descriptions of each security.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 50,000,000 shares of common stock, $.01 par value per share, and 10,000,000 shares of preferred stock, $.01 par value per share. As of February 27, 2004, we had 22,524,628 shares of common stock outstanding and no shares of preferred stock outstanding.

        The following is a summary of certain provisions of Delaware law and our certificate of incorporation and by-laws. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate law of Delaware and our certificate of incorporation and by-laws.

Description of Common Stock

        The holders of common stock are entitled to one vote per share for the election of directors and on all other matters to be submitted to a vote of our stockholders. There is no cumulative voting. Subject to the rights of any holders of preferred stock which may be issued in the future, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors and paid out of funds legally available for that purpose. In the event of our dissolution, liquidation or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities, subject to the prior distribution rights of preferred stock, if any, then outstanding. Except for those rights granted under our stockholder rights plan adopted in October 2002, the holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.

Description of Preferred Stock

        Under our certificate of incorporation, our board of directors is authorized, without further stockholder vote or action, to issue up to 10,000,000 shares of preferred stock in one or more series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series of the designation of such series.

        Issuances of preferred shares are subject to the applicable rules of the NASDAQ National Market or other organizations on whose systems our stock may then be quoted or listed. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of the company without further action by our stockholders and may adversely affect the voting and other rights of the holders of our common stock, including the loss of voting control to others.

Anti-Takeover Effects of Our Certificate of Incorporation, Bylaws and Delaware Law

        Stockholders' rights and related matters are governed by Delaware law and our certificate of incorporation and by-laws. Certain provisions of Delaware law and our certificate of incorporation and by-laws, which are summarized below, may discourage or make more difficult a takeover attempt that a stockholder might consider in its best interest. Such provisions may also adversely affect prevailing market prices for our common stock.

  "Blank-Check" Preferred Stock

        As noted above, our board of directors, without stockholder approval, has the authority under our certificate of incorporation to issue preferred stock with rights superior to the rights of holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change of control of Witness Systems or make removal of management more difficult.

  Stockholder Rights Plan

        In October 2002, our board of directors approved, and we have implemented, a stockholder rights plan which has the effect of causing substantial dilution to a person or group that attempts to acquire us on terms not approved by the board of directors.

  Staggered Board of Directors

        Our certificate of incorporation provides that our board of directors is divided into three classes, each elected for a three-year term. This provision could discourage a takeover attempt because at no time is a majority of the board of directors standing for re-election.

  Advance Notice Requirements for Stockholder Proposals and Director Nominations

        Our by-laws contain advance notice procedures with regard to stockholder proposals and the nomination, other than by or at the direction of the board of directors or a committee thereof, of candidates for election as directors. These procedures provide that notice of stockholder proposals and stockholder nominations for the election of directors at an annual meeting must be in writing and received by our secretary no later than 90 days nor more than 120 days before the first anniversary date of our last annual meeting of stockholders. The notice of stockholder nominations must set forth certain information about each nominee who is not an incumbent director.

  Limitation of Liability of Directors

        Our certificate of incorporation provides that a director will not be personally liable to us or our stockholders for monetary damages for breach of a fiduciary duty as a director, except for liability for any breach of the director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for the unlawful payment of dividends, stock purchases or redemptions or for any transaction from which the director or officer derived an improper personal benefit.

  Section 203 of the Delaware General Corporation Law

        Section 203 of the Delaware General Corporation Law prevents an "interested stockholder," defined in Section 203, generally, as a person owning 15% or more of a corporation's outstanding voting stock, from engaging in a "business combination" with us for three years following the date such person became an interested stockholder unless:

  •
  before such person became an interested stockholder, our board of directors approved either the business combination or the transaction that resulted in the interested stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commenced, excluding stock held by directors who are also officers and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  following the transaction in which such person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of our outstanding voting stock not owned by the interested stockholder.

        The statute contains provisions enabling a corporation to avoid the statute's restrictions. We have not sought to "elect out" of the statute, and therefore, the restrictions imposed by this statute will apply to us.

Transfer Agent and Registrar

        The transfer agent and registrar of our common stock is SunTrust Bank.

DESCRIPTION OF WARRANTS

        We may issue, either separately or together with other securities, warrants for the purchase of our common stock. The warrants are to be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of warrants. The form of warrant agreement, including the form of certificates representing the warrants, that will be entered into with respect to a particular offering of warrants have been or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part or the documents incorporated or deemed to be incorporated by reference in the prospectus.

        The following summary of selected provisions of a warrant agreement and the related warrants and the summary of selected provisions of the particular warrant agreement and warrants set forth in the applicable prospectus supplement are not and will not be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the particular warrant agreement and the related warrants. The following description of the warrants and the warrant agreements provides certain general terms and provisions to which any prospectus supplement may relate. Other terms and provisions of any warrants and the related warrant agreement will be described in the applicable prospectus supplement. To the extent that any particular terms of the warrants or the related warrant agreement described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superceded by that prospectus supplement.

General

        We may issue warrants to purchase common stock independently or together with other securities. The warrants may be attached to or separate from the other securities. We may issue warrants in one or more series. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will be our agent and will not assume any obligations to any holder or beneficial owner of the warrants.

        The prospectus supplement and the warrant agreement relating to any series of warrants will include specific terms of the warrants. These terms include the following:

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  the title and aggregate number of warrants;

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  the price or prices at which the warrants will be issued;

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  the amount of common stock for which the warrant can be exercised and the price or the manner of determining the price or other consideration to purchase the common stock;

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  the date on which the right to exercise the warrants begins and the date on which the right expires;

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  if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

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  if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each other security;

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  any provision dealing with the date on which the warrants and related securities will be separately transferable;

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  any mandatory or optional redemption provision;

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  the identity of the warrant agent; and

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  any other terms of the warrants.

        The warrants will be represented by certificates. The warrant certificate may be exchanged or transferred under the terms outlined in the warrant agreement. We will not charge any service charges for any transfer or exchange of warrant certificates, but we may require payment for tax or other governmental charges in connection with the exchange or transfer. Unless the prospectus supplement states otherwise, until a warrant is exercised, a holder will not be entitled to any payments on or have any rights with respect to the common stock.

Exercise of Warrants

        To exercise the warrants, the holder must provide the warrant agent with the following:

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  payment of the exercise price;

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  any required information described on the warrant certificates;

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  the number of warrants to be exercised;

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  an executed and completed warrant certificate; and

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  any other items required by the warrant agreement.

        If a warrant holder exercises only part of the warrants represented by a single certificate, the warrant agent will issue a new warrant certificate for any warrants not exercised. Unless the prospectus supplement states otherwise, no fractional shares will be issued upon exercise of warrants, but we will pay the cash value of any fractional shares otherwise issuable.

        The exercise price and the number of shares of common stock for which each warrant can be exercised will be adjusted upon the occurrence of events described in the warrant agreement, including the issuance of a common stock dividend or a combination, subdivision or reclassification of common stock. Unless the prospectus supplement states otherwise, no adjustment will be required until cumulative adjustments require an adjustment of at least 1% in the exercise price. From time to time, we may reduce the exercise price as may be provided in the warrant agreement.

        Unless the prospectus supplement states otherwise, if we enter into any consolidation, merger, or sale or conveyance of our property as an entirety, the holder of each outstanding warrant will have the right to acquire the kind and amount of shares of stock, other securities, property or cash receivable by a holder of the number of shares of common stock into which the warrants were exercisable immediately prior to the occurrence of the event.

Modification of the Warrant Agreement

        The warrant agreement will permit us and the warrant agent, without the consent of the warrant holders, to supplement or amend the agreement in the following circumstances:

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  to cure any ambiguity;

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  to correct or supplement any provision which may be defective or inconsistent with any other provisions; or

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  to add new provisions regarding matters or questions that we and the warrant agent may deem necessary or desirable and which do not adversely affect the interests of the warrant holders.

PLAN OF DISTRIBUTION

        We may sell the securities to one or more underwriters for public offering and sale by them and may also sell the securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of securities will be named in the applicable prospectus supplement. We have reserved the right to sell securities directly to investors on our own behalf in those jurisdictions where and in such manner as we are authorized to do so.

        The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. Sales of common stock may be effected from time to time in one or more transactions on the NASDAQ National Market or in negotiated transactions or a combination of those methods.

We may also, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters or agents may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a reasonable efforts basis and a dealer will purchase securities as a principal, and may then resell such securities at varying prices to be determined by the dealer.

        Any underwriting compensation paid by us to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933, and to reimbursement by us for expenses.

        To facilitate an offering of a series of securities, persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the market price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than have been sold to them by us. In those circumstances, such persons would cover such over-allotments or short positions by purchasing in the open market or by exercising the over-allotment option granted to those persons. In addition, those persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to underwriters or dealers participating in any such offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information requirements of the Securities Exchange Act, and we therefore file periodic reports, proxy statements and other information with the Securities and Exchange Commission relating to our business, financial results and other matters. The reports, proxy statements and other information we file may be inspected and copied at prescribed rates at the SEC's Public Reference Room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy statements and other information regarding issuers like us that file electronically with the SEC. The address of the SEC's Internet site is http://www.sec.gov. In addition, the periodic reports, proxy statements and other information that we file with the Securities and Exchange Commission are available on the company's website, http://www.witness.com.

        This prospectus constitutes part of a registration statement on Form S-3 filed under the Securities Act. As permitted by the SEC's rules, this prospectus omits some of the information, exhibits and undertakings included in the registration statement. You may read and copy the information omitted from this prospectus but contained in the registration statement, as well as the periodic reports and other information we file with the SEC, at the public reference facilities maintained by the SEC in Washington, D.C.

        Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or document filed as an exhibit to the registration statement or to a document incorporated or deemed to be incorporated by reference in the registration statement, each such statement being qualified in all respects by such reference.

INCORPORATION BY REFERENCE

        We have elected to "incorporate by reference" certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus, any applicable prospectus supplement or any document we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference in this prospectus. Likewise, any statement in this prospectus or any document which is incorporated or deemed to be incorporated by reference herein will be deemed to have been modified or superseded to the extent that any statement contained in any applicable prospectus supplement or any document that we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference herein modifies or supersedes that statement. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC:

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  our annual report on Form 10-K for the fiscal year ended December 31, 2003, filed with the SEC on March 15, 2004;

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  our Amendment No. 1 on Form 10-K/A to our annual report on Form 10-K for the fiscal year ended December 31, 2003, filed with the SEC on May 21, 2004;

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  our Amendment No. 2 on Form 10-K/A to our annual report on Form 10-K for the fiscal year ended December 31, 2003, filed with the SEC on July 30, 2004;

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  our quarterly report on Form 10-Q for the quarter ended March 31, 2004, filed with the SEC on May 10, 2004;

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  our Amendment on Form 10-Q/A to our quarterly report on Form 10-Q for the quarter ended March 31, 2004, filed with the SEC on July 30, 2004;

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  our current report on Form 8-K/A filed with the SEC on June 16, 2003;

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  our current report on Form 8-K filed with the SEC on February 4, 2004;

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  our current report on Form 8-K/A filed with the SEC on February 17, 2004;

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  our current report on Form 8-K filed with the SEC on March 10, 2004; and

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  the description of our common shares contained in our registration statement on Form S-1 filed with the SEC on November 22, 1999, including any amendment or report filed for the purpose of updating such description.

        We are also incorporating by reference all other reports that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act between the date of this prospectus and the termination of the offering; provided, however, that we are not incorporating any information furnished under Item 9 or Item 12 of any Current Report on Form 8-K (unless otherwise indicated).

        We will provide to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write to our Corporate Secretary, Witness Systems, Inc., 300 Colonial Center Parkway, Roswell, Georgia 30076 (telephone (770) 754-1900). The information relating to us contained in this prospectus does not purport to be complete and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus and the information included in the applicable prospectus supplement.

LEGAL MATTERS

        The validity of the securities offered hereby has been passed upon for us by Morris, Manning & Martin, LLP, Atlanta, Georgia.

EXPERTS

        The consolidated financial statements and schedule of Witness Systems, Inc. and its subsidiaries as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The financial statements with respect to Eyretel plc incorporated in this prospectus by reference to the Current Report on Form 8-K/A dated June 16, 2003 have been so incorporated in reliance on the report of Deloitte & Touche LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus supplement and the accompanying prospectus is accurate as of any date other than the respective dates on the fronts of these documents.

3,800,000 Shares

Common Stock

Deutsche Bank Securities

SG Cowen & Co.

Thomas Weisel Partners LLC

Raymond James

ThinkEquity Partners LLC

Prospectus Supplement
    (to prospectus dated August 11, 2004)

December    , 2005

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ABOUT THIS PROSPECTUS SUPPLEMENT
PROSPECTUS SUPPLEMENT SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK
DIVIDEND POLICY
CAPITALIZATION
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
RISK FACTORS
FORWARD-LOOKING STATEMENTS
THE COMPANY
USE OF PROCEEDS
GENERAL DESCRIPTION OF SECURITIES
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF WARRANTS
PLAN OF DISTRIBUTION
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
LEGAL MATTERS
EXPERTS